Exhibit 99.1

News Release

Investor Relations Contact:

Jennifer Jarman

The Blueshirt Group

415-217-5866

jennifer@blueshirtgroup.com

Internet Patents Corporation Provides Business Update

SACRAMENTO, Calif., December 10, 2013 – Internet Patents Corporation (NASDAQ: PTNT) (“IPC”), today provided a business update.

Recent Highlights

●	IPC currently owns seven e-commerce related patents. Two patent applications are pending.

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In October 2013, IPC appealed the dismissal of its four Dynamic Tabs cases to the U.S. Court of Appeals for the Federal Circuit. IPC believes that the District Court did not properly apply the law on patent eligibility, and misperceived the substance of the technology claimed in the patent.

●	The reexamination of the Company’s Event Log patent by the U.S. Patent and Trademark Office (“USPTO”) continues.

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The IRS’ audit of IPC’s tax return for 2011 is in progress. In July 2013, the Company was informed by the Department of the Treasury that the 2011 tax year would be subject to examination. Management believes that the 2011 tax year was filed correctly and also believes there will be no material impact on the Company's financial position or results of operations.

Management Commentary

“The company is currently focused on achieving positive outcomes in the reexamination and appeal related to our ongoing cases. We therefore do not expect to file new infringement cases for any patent for a few quarters. Our balance sheet remains strong with $32.0 million in cash, cash equivalents and short-term investments as of September 30, 2013. We intend to preserve our cash resources during this time and do not plan to use cash to acquire patents or other businesses. Our quarterly cash burn rate is expected to be between $400,000 and $500,000 over the near-term,” said Hussein Enan, Chairman and CEO of Internet Patents Corporation.

About Internet Patents Corporation

Headquartered in Sacramento, CA, Internet Patents Corporation (NASDAQ: PTNT) operates a patent licensing business focused on its e-commerce technologies.www.internetpatentscorporation.net

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Internet Patents Corporation that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Internet Patent Corporation’s business, which include, but are not limited to: the unpredictable nature of patent licensing and patent litigation; potential changes in the laws and regulations relating to patents and patent litigation; the risk that our patent portfolio has never generated revenues or been subject to final adjudication of validity; future changes we may make in our patent licensing strategy; and changes in the taxation of income due to the disallowance or expiration of the Company’s net operating losses. Unless legally required, Internet Patents Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.